Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on form F-10 of Golden Star Resources Ltd. of our report dated February 19, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Golden Star Resources Ltd., which appears in Golden Star Resources Ltd.’s annual report on Form 40-F for the year ended December 31, 2018, filed with the SEC on March 29, 2019. We also consent to the reference to us as experts under the heading “Auditors, Transfer Agent and Registrar” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada

September 26, 2019